Exhibit 10.2

BOB EVANS FARMS, INC.

AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE PLAN

As of November 14, 2015

Article 1 – Introduction

1.1 Purpose of Plan. The Company considers it essential and in the best interests of the Company and the Company’s stockholders to promote and preserve the continuous employment of key management personnel. The Compensation Committee recognizes that, as is the case with many publicly held corporations, a Change in Control, and the uncertainty and questions that it may raise among management may result in departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Compensation Committee has adopted the Plan to enable certain key management personnel to devote their full and continued attention to the Company’s business affairs during the crucial (and often tumultuous) period preceding and immediately following a Change in Control. The Plan is also intended to provide for severance payments to certain key management personnel whose employment is terminated under certain circumstances not involving a Change in Control.

1.2 Plan Status. The Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of ERISA, maintained primarily for the purpose of providing employee welfare benefits. Solely to the extent that the Plan provides benefits in excess of the level permitted in a welfare benefit severance pay plan under Section 2510.3-2(b) of the Department of Labor Regulations, the Plan is intended to be, and shall be interpreted as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, for a select group of management or highly compensated employees pursuant to Section 2520.104-24 of the Department of Labor Regulations.

Article 2 – Definitions

Whenever used herein, the following terms have the following meanings unless a different meaning is clearly intended:

2.1 “Accounting Firm” means the public accounting firm designated in Section 5.3(b).

2.2 “Administrator” means the Compensation Committee, or such other person or committee as may be appointed from time to time by the Board to supervise administration of the Plan.

2.3 “Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Participant’s Termination, or, if greater, the Participant’s annual rate of base salary in effect immediately prior to a Change in Control.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Bonus Amount” means the annual cash bonus (excluding hiring and like bonuses) paid to the Participant by the Company or any member of its Controlled Group for the last full fiscal year ending before the Date of Termination (or, if shorter, over the full period of the Participant’s employment).

2.6 “Cause” means the Participant’s (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) breach of any material term of any agreement with the Company or any member of its Controlled Group, which breach is not cured within any permitted or applicable cure period; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (ii) a crime which involves a breach of trust or fiduciary duty owed to the Company or any member of its Controlled Group; or (e) a material violation of the Company’s code of conduct or a material violation of any other policy of the Company or any member of its Controlled Group that applies to the Participant. Notwithstanding the foregoing, Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence approved by the Company.

2.7 “Change in Control” means an event that shall be deemed to have occurred on any of the following:

(a) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company provided, however, that the provisions of this paragraph (b) shall not include the acquisition of voting securities by any entity or person with respect to which that acquirer has filed SEC Schedule 13G (or any successor form or filing) indicating that the voting securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D (or any successor form or filing);

(b) the consummation of a merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(c) the sale or other disposition of all or substantially all of the assets of the Company; or

(d) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any amount payable under this Plan that is subject to Code Section 409A (and for which no exception applies), a Change in Control shall not be deemed to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder (excluding a “change in effective control” event regarding the composition of the Board as provided in Treasury Regulation Section 1.409A-3(I)(5)(vi)(A)(1), which is not applicable).

2.8 “CIC Participant” means a Participant who the Compensation Committee has designated as an individual eligible for the change in control benefits set forth in Article 5. Exhibit A sets forth the list of CIC Participants as of the Effective Date. Exhibit A may be amended by the Compensation Committee as indicated in Section 10.2.

2.9 A “Class A” officer means the Company’s chief executive officer (“CEO”).

2.10 A “Class B” officer means the chief financial officer and officers of the Company holding the title of president, executive vice president, or senior vice president.

2.11 A “Class C” officer means the officers of the Company holding the title of vice president.

2.12 “Code” means the Internal Revenue Code of 1986, as amended.

2.13 “Company” means Bob Evans Farms, Inc., a Delaware corporation, and any successor entity thereto.

2.14 “Compensation Committee” means the compensation committee of the Board.

2.15 “Confidential Information” means any and all confidential or proprietary information of the Company or any member of its Controlled Group, including without limitation: trade secrets (as defined by the laws of the State of Ohio); business plans; financial information; accounting data; employment or employee-related information; marketing plans and information; sales information (including sales records, plans and projections); pricing information; supplier and customer (current and prospective) information; product information (including new products, recipes, formulas and samples); information related to the siting of new or existing restaurants; information related to the design or construction of the Company’s restaurants or plants; manufacturing processes; hiring and recruitment information; all information relating to the Company’s goods and services; research and development information; legal information (including legal issues, cases and strategies) or other information, technology, data and materials, disclosed verbally or in writing by the Company or any member of its Controlled Group to a Participant. “Confidential Information” does not include information that is or becomes generally available to the public, other than through disclosure by a Participant.

2.16 “Controlled Group” means a group of corporations or other legal entities that are part of a controlled group with the Company as defined in Code Section 414(b) or (c).

2.17 “Date of Termination” means the date of the Participant’s Termination for purposes of receiving benefits under the terms of this Plan.

2.18 “Effective Date” means the effective date of this Plan, November 17, 2015, amending and restating the Plan originally effective January 1, 2011.

2.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21 “Excise Tax” means the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such tax.

2.22 “Good Reason” means any of the following to which a CIC Participant has not consented in writing: (a) a material diminution in the CIC Participant’s Base Salary; (b) a material diminution in the CIC Participant’s authority, duties, or responsibilities; (c) a material diminution in the budget over which the CIC Participant retains authority; (d) a material change in the geographic location (i.e., 50 or more miles from the CIC Participant’s principal business location) at which the CIC Participant must perform services for the Company; or (e) any other action or inaction that constitutes a material breach of the terms of this Plan. Without limiting the generality of the foregoing, in order for any of the foregoing to constitute Good Reason hereunder, (i) the CIC Participant must provide written notice to the Company as to the basis for such Good Reason within thirty (30) days following the date on which CIC Participant alleges the condition giving rise to such Good Reason initially occurs; (ii) the Company must fail to cure or contest such Good Reason within thirty (30) days following its receipt of notice; and (iii) the CIC Participant must Terminate his/her employment within ninety (90) days of the time in which the condition giving rise to Good Reason initially occurs.

2.23 Intentionally Omitted.

2.24 “Participant” means any officer of the Company participating in this Plan, whether as a CIC Participant and/or a Severance Participant, including any beneficiary of either.

2.25 “Plan” means The Bob Evans Farms, Inc. Amended and Restated Change in Control and Severance Plan, as evidenced by this document, and any amendments thereto.

2.26 “Protected Period” means a time period that shall begin on the date of a Change in Control and shall continue (a) for 24 consecutive calendar months for the Class A Participant, to the extent that the Class A Participant is a CIC Participant, or (b) for 12 consecutive calendar months for any other CIC Participant.

2.27 “Recoupment Policy” means the Company’s Executive Compensation Recoupment Policy, as in effect on the Effective Date and any amendments thereto.

2.28 “Reduction in Force” means a decrease in the number of positions at the Company due to a lack of business, lack of work, reasons of economy or reorganization for efficiency.

2.29 “Safe Harbor Cap” has the meaning set forth in Section 5.3(a).

2.30 “Severance Participant” means the Class B and C officers of the Company.

2.32 “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12 month period ending on each December 31st (such 12 month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the 12 month period that begins on the first day of the fourth month following the close of such identification period.

2.33 “Subsidiary” means any corporation, partnership, venture or other entity in which the Company holds, directly or indirectly, a 50% or greater ownership interest. The Compensation Committee may, at its sole discretion, designate, on such terms and conditions as the Compensation Committee shall determine, any other corporation, partnership, limited liability company, venture or other entity a Subsidiary for purposes of this Plan.

2.34 “Termination” or “Terminates” means a “separation from service” from the Company or any member of its Controlled Group within the meaning of Treasury Regulation Section 1.409A-1(h).

Article 3 – Eligibility to Participate

3.1 Participation. Each officer of the Company (other than the CEO) shall become a Severance Participant as of the later of the Effective Date and the date the individual is appointed to serve as a Class B or C officer of the Company.

A Participant shall become a CIC Participant as of the date designated by the Compensation Committee and shall participate solely for the period designated by the Compensation Committee, although anything in this Agreement to the contrary notwithstanding, the Class A officer shall remain a CIC Participant for the duration of his/her employment with the Company.

3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan if (a) the Participant Terminates employment with the Company under circumstances not entitling him or her to benefits under the Plan; (b) the Participant breaches his or her obligations under Article 8, as described in Section 8.5; (c) the amounts and benefits payable under the Plan to a Participant who is entitled to receive benefits under Article 4 of the Plan have been paid or provided to the Participant in full; or (d) the Participant accepts a new position with the Company or a member of its Controlled Group and such new position does not qualify the Participant as a Class A, B or C Participant (provided, however, that this subsection (d) excludes any change in the Participant’s position in connection with a Change in Control that constitutes Good Reason). The Compensation Committee in its sole discretion may remove any CIC Participant other than the Class A Participant from participation in the Plan as a CIC Participant, although the individual will remain a Severance Participant, as of any date specified by the Compensation Committee, provided that no individual may be so removed from participation in the Plan as a CIC Participant in connection with or in anticipation of a Change in Control that actually occurs.

Article 4 – Eligibility for Benefits

4.1 Termination on or Following a Change in Control. If on or following a Change in Control (a) (i) the Company Terminates a CIC Participant without Cause by delivering to the CIC Participant a written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for Termination, or (ii) a CIC Participant Terminates for Good Reason; and (b) the date of Termination is within the Protected Period, then the Company will, except as otherwise provided in Section 8.1 hereunder, pay or provide to the CIC Participant the payments and benefits described in Article 5.

4.2 Termination Not on or Connected with Change in Control. If the Company Terminates a Severance Participant (a) as part of a Reduction in Force or (b) without Cause, and (c) such Termination is either (i) not connected with a Change in Control or (ii) connected with a Change in Control but not within the Protected Period, then the Company will, except as otherwise provided in Section 8.1 hereunder, pay or provide to the Severance Participant the payments and benefits described in Article 6.

4.3 Termination for Any Other Reason. If the Participant Terminates for any reason other than those described in either Section 4.1 or 4.2, including, but not limited to, death, disability, voluntary retirement, termination by the Company for Cause, or voluntary resignation (except for certain Good Reason resignations by a CIC Participant), no payments or benefits will be paid or due to or on behalf of the Participant under this Plan at any time. Notwithstanding this Section 4.3, a Participant may be entitled to benefits under other plans maintained by the Company if the terms of such plans provide such benefits.

4.4 Effect of Employment Agreement. If, at any time a Participant is employed by the Company pursuant to an employment agreement (“Employment Agreement”), the following rules of application will be applied:

(a) If a term is defined in the Plan and in the Employment Agreement and those definitions are not identical, (i) the definition contained in the Plan will supersede the definition contained in the Employment Agreement for purposes of applying that term under the Plan and (ii) the definition contained in the Employment Agreement will supersede the definition contained in the Plan for purposes of applying that term under the Employment Agreement;

(b) If an event or a series of related events entitle a CIC Participant to payments under both the Employment Agreement and Article 5 of the Plan, the CIC Participant will be entitled to the payments due under Article 5 reduced by the amounts (if any) received under the Employment Agreement before the payments become due under the Plan and no further payments will be due under the Employment Agreement; and

(c) If an event or series of related events entitle a Severance Participant to payments under both the Employment Agreement and Article 6 of the Plan, the Severance Participant will be entitled to the payments due under the Employment Agreement and no payments will be due under the Plan.

Article 5 – Change in Control Payments and Benefits

5.1 Calculation of Change in Control Payments. If a CIC Participant is eligible for payments and benefits under Section 4.1, the Company will (and/or will cause its Subsidiaries, Control Group or Successors to):

(a) Continue to pay the CIC Participant’s compensation and other benefits through the Date of Termination and also will pay the CIC Participant the value of any unused vacation or other paid-time off determined under the Company’s personnel policy. These amounts will be paid no later than 30 days after the CIC Participant’s Date of Termination and will be based on the rate of compensation and value of benefits in effect before the Participant was notified of his or her Termination.

(b) Make to the CIC Participant a severance payment, calculated in accordance with the following schedule:

Participant’s Class	Amount of Payment

Class A	300% of the sum of (i) Base Salary and (ii) Bonus Amount

Class B	200% of the sum of (i) Base Salary and (ii) Bonus Amount

Class C	100% of the sum of (i) Base Salary and (ii) Bonus Amount

(c) Make to the CIC Participant a benefits offset payment equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion)

for the Company’s cost of premiums and related administrative fees, for Company sponsored life insurance programs and group health (medical, dental and vision) continuation coverage for the CIC Participant and the CIC Participant’s eligible dependents, for the same level of benefits and the same level of cost as in effect immediately prior to CIC Participant’s Termination of employment and for a period of: (i) 24 months, in the case of the Class A Participant and (ii) 18 months, in the case of a Class B or Class C Participant. For purposes of clarification, the Company’s obligation pursuant to this subsection (c) is not intended to, nor shall it be construed as, obviating the CIC Participant’s share of premiums for such insurance. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the Plan shall be reformed in such manner as is necessary to comply with the PPACA.

(d) In addition to the payments and benefits described above, the CIC Participant shall receive any other change in control benefits to which the CIC Participant is entitled under any other plan, program or agreement with the Company or any member of its Controlled Group. Such benefits shall be provided in accordance with the terms and conditions of the applicable plan, program or agreement.

5.2 Form and Timing of Change in Control Payments.

(a) For all CIC Participants, other than the Class A Participant, unless a payment delay is required under Section 7.4, the change in control severance payments described in Sections 5.1(a), (b), (c) and (d) shall be made in a single lump sum no later than 30 days after the Participant’s Date of Termination.

(b) For the Class A Participant, the payment described in Section 5.1(b) shall be paid in separate, equal monthly payments over a 24 month period, beginning no later than 30 days after the latest of (i) the Class A Participant’s Date of Termination or (ii) the date payment may commence following a payment delay required under Section 7.4. The other payments described in Sections 5.1(a), (c) and (d) shall be made in a single lump sum no later than 30 days after the latest of (i) the Class A Participant’s Date of Termination or (ii) the date payment may commence following a payment delay required under Section 7.4.

5.3 Treatment Under Code Section 280G.

(a) Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or benefit provided under this Plan, when combined with payments and benefits under all other plans, programs or agreements with the Company, would be subject to an Excise Tax, then the amounts payable to the Participant under the Plan shall be reduced (but not below zero) to the maximum amount that could be paid to the Participant without giving rise to an Excise Tax (the “Safe Harbor Cap”). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the cash payments under Section 5.1(b), then by reducing the cash payments under Section 5.1(a) and last by reducing the cash payments under

Section 5.1(c). For purposes of reducing the payments and benefits to the Safe Harbor Cap, only amounts payable under the Plan (and no other payments) shall be reduced. In applying these principles, any reduction or elimination of the payments shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b) All determinations required to be made under this Section 5.3 shall be made by a public accounting firm that is retained by the Company to provide tax advice as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Company or the Participant that there has been a payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Compensation Committee shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Audit Committee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to the Participant that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. In the event the Accounting Firm determines that the payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c) If any good faith dispute arises regarding the determination of a payment of an Excise Tax, then the Company shall pay any and all of the Participant’s professional fees and expenses relating to such dispute, including but not limited to the Participant’s reasonable attorney’s fees. Such amounts shall be paid in accordance with Code Section 409A, including Treasury Regulations Sections 1.409A-1(b)(11), 1.409A-3(g) and 1.409A-3(i)(1)(v).

Article 6 – Severance Benefits

6.1 Severance Payments. If a Severance Participant is eligible for payments and benefits under Section 4.2, the Company shall provide to such Severance Participant the following (i) a payment of 100% of his or her Base Salary, subject to the conditions listed herein under Section 6.2, (ii) the “Benefits Offset” (as defined below); and (iii) the accelerated vesting of those unvested equity grants of Participant, whether as stock options, restricted stock, restricted stock units, dividend equivalent units or like equity grant (rounded to whole shares), where (x) the grant agreements or awards expressly provide for the vesting of some or all of such grants on account of the classification of the Termination event, or (y) the records of the Compensation

Committee indicate formal action approving the vesting of some or all of such grants on account of the classification of the Termination event, whether at such date or upon the expiration of the respective performance period, strictly in accordance with the terms of the agreement or Compensation Committee action. Any grants not so vested shall be immediately forfeited; provided however, where the Compensation Committee has deferred vesting / forfeiture of such equity grants until the expiration of the applicable performance period, such grants shall either be vested or forfeited at such time in accordance with the requirements established by the Compensation Committee. Notwithstanding the foregoing, in no event shall any performance based award granted to a “covered employee” (as defined under Section 162(m) of the Code) that is intended to qualify as “performance based compensation” under Section 162(m) of the Code, be settled or become exercisable in full or in part, upon the termination of employment of Participant without regard to the satisfaction of the related performance criteria.

“Benefits Offset” shall mean an amount payment equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion) for the Company’s cost of premiums and related administrative fees, for Company sponsored group health (medical, dental and vision) continuation coverage for the Severance Participant and the Severance Participant’s eligible dependents, for the same level of benefits and the same level of cost as in effect immediately prior to Severance Participant’s Termination of employment and for a period of 12 months. For purposes of clarification, the Company’s obligation pursuant to this subsection (c) is not intended to, nor shall it be construed as, obviating the Severance Participant’s share of premiums for such insurance. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the PPACA and related regulations and guidance promulgated thereunder, the Plan shall be reformed in such manner as is necessary to comply with the PPACA.

6.2 Form and Timing of Severance Payments.

(a) Except to the extent that payment is delayed pursuant to Section 7.4, the amounts determined pursuant to the provisions of Section 6.1 shall be paid to the Severance Participant as follows: (i) the Benefits Offset as a lump sum with the initial payment of item 6.2(a)(ii); and (ii) the Base Salary as 26 pro-rata payments over a period of 52-weeks (“Base Salary Payments”); in each case less appropriate deductions and tax withholding amounts.

(b) The Severance Participant covenants and agrees that at any time after their Date of Termination and for a period of 52 weeks thereafter, if the Severance Participant accepts new employment, directly or indirectly, as an employee, consultant, agent, principal, partner, officer, director, member, or manager (collectively “New Employment”), the amount of the pro-rata Base Salary payment, as provided in Section 6.2(a) above, shall be reduced by the corresponding monthly salary or other compensation amount Employee receives as a result of such New Employment, all as determined by the Company in the reasonable exercise of its discretion. The Severance Participant covenants and agrees that he/she shall have a continuing obligation to advise the Company of any such New Employment during the 52 weeks following the date of Termination and prior to the date that the Severance Participant first begins his/her New

Employment. To the extent that Severance Participant should fail to so notify Company as provided in the preceding sentence, then the Company’s obligations to provide severance payments under Section 6.1 shall cease immediately and in their entirety.

Article 7 – Conditions Affecting Payments

7.1 Other Benefits. Except as expressly provided in this Plan, a Participant’s right to receive the payments and benefits described in Article 5 or Article 6 will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Participant under any plan, program or agreement between the Participant and the Company or any member of its Controlled Group.

7.2 Change in Control Mitigation. The CIC Participant is not required to mitigate the amount of any payment described in this Plan by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in Article 5 be reduced by any compensation the CIC Participant earns in any capacity after Termination or by reason of the CIC Participant’s receipt of or right to receive any retirement or other benefits on or after Termination.

7.3 Withholding. The amount of any payment made under this Plan will be reduced by amounts the Company is required to withhold with respect to any income, wage or employment taxes imposed on the payment.

7.4 Payment Delay Required By Code Section 409A. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee on the Date of Termination and the Participant is entitled to a payment and/or a benefit under the Plan that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Participant’s death. The first payment that can be made to the Participant following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Code Section 409A(a)(2)(B)(i).

7.5 Limit on Number of Changes in Control. Regardless of any provision of this Plan, if more than one Change in Control (whether or not related) occurs while this Plan is in effect, the total amount payable under this Plan for any one Participant will be the largest amount calculated for that Participant with respect to any single Change in Control occurring during the Plan’s effective period.

Article 8 – Separation Agreement and Participant Obligations

8.1 Separation Agreement. The obligations of the Company to pay or provide the payments and benefits described in Article 5 or Article 6 are contingent on the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) agreement to execute a separation or like agreement in the form and substance to be provided by Company, containing a general release of the Company, all members of its Controlled Group and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have, regarding his/her employment or the termination of that employment and shall require that the Participant acknowledge and agree to be subject to the Participant obligations set forth in Article 8 of the Plan, including specifically the obligation to repay Plan benefits pursuant to Section 8.5 of the Plan. The Participant understands that the release portion of the agreement will apply to the maximum extent permitted by law to all claim(s) he or she might have under any federal, state or local statute or ordinance, or the common law, for employment discrimination, wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, or the Family and Medical Leave Act, and all other claims related in any way to the Participant’s employment or the termination of that employment. With respect to any payments or other benefits payable to a Participant after his termination of employment that are subject to Code Section 409A, to the extent that the period during which the Participant may execute, without revocation, a release of claims as set forth in this Section 8.1 begins in one taxable year of the Participant and ends in a second taxable year of the Participant, such payments or benefits shall not commence, be paid or provided until the second taxable year of the Participant, regardless of when the Participant executes the agreement.

8.2 Confidential Information. Except as otherwise required by applicable law, a Participant expressly agrees to keep and maintain Confidential Information confidential and not, at any time during or subsequent to the Participant’s employment with the Company or any member of its Controlled Group, to use any Confidential Information for the Participant’s own benefit or to divulge, disclose or communicate any Confidential Information to any person or entity in any manner except (a) to employees or agents of the Company or any member of its Controlled Group that need the Confidential Information to perform their duties on behalf of the Company or any member of its Controlled Group or (b) in the performance of the Participant’s duties to the Company. The Participant also agrees to notify the Company promptly of any circumstance the Participant believes may legally compel the disclosure of Confidential Information and to give this notice before disclosing any Confidential Information.

8.3 Non-Competition and Non-Solicitations.

(a) The Participant covenants and agrees that for a period of one (1) year following the Participant’s Termination (or two (2) years in the case of a Class A Participant), the Participant shall not, without the prior written consent of the Administrator, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Participant owns less than three percent (3%) of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render, or agree to engage in or render, any services to any Competing Business. For purposes of this Plan, “Competing Business” shall mean any business in North America that (i) is engaged in the Family Dining Segment (as hereinafter defined) of the restaurant industry or any other sector of the restaurant industry in which the Company is actively engaged or has taken substantial steps towards being actively engaged at the time of

Participant’s termination; (ii) produces and distributes food products to the extent that the Company or any member of its Controlled Group is actively engaged in such business or has taken substantial steps towards being actively engaged in producing and distributing the same or similar food products at the time of Participant’s termination; (iii) offers products that compete with products offered by the Company or any member of its Controlled Group; (iv) offers products that compete with products the Company or any member of its Controlled Group has taken substantial steps toward launching during the Participant’s employment with the Company; or (v) is engaged in a line of business that competes with any line of business that the Company or any member of its Controlled Group enters into, or has taken substantial steps to enter into, during the Participant’s employment with the Company. For purposes of this Plan, “Family Dining Segment” shall mean the segment of the restaurant industry in which Bob Evans Restaurants is categorized, and shall include, without limitation and by way of example, the following restaurant concepts together with such other concepts as are commonly understood within the restaurant industry to be included within the “family dining” segment: Baker’s Square, Frisch’s Big Boy, Cracker Barrel Old Country Store, Denny’s, First Watch, Friendly’s, HomeTown Buffet, Golden Corral, Huddle House, IHOP, Marie Callender’s, Old Country Buffet, Perkins, Ponderosa, Ryan’s, Sizzler, Skyline Chili, Village Inn and Western Sizzlin. The Family Dining Segment shall expressly exclude restaurants in other segments of the restaurant industry including the “casual dining” segment, which would include, without limitation, restaurant concepts such as Applebee’s, Chili’s, Longhorn Steakhouse, Olive Garden, Ruby Tuesday’s and O’Charley’s together with such other concepts as are commonly understood within the restaurant industry to be included within the “casual dining” segment.

(b) The Participant agrees that during the one year period following his or her Termination (or two (2) years in the case of a Class A Participant), he or she shall not, either directly or indirectly, for himself/herself or the benefit of any third party, employ or hire any other person who is then employed by the Company, or solicit, induce, recruit, or cause any other person who is employed by the Company to terminate his/her employment for the purpose of joining, associating or becoming employed with any other business or activity or to violate any confidentiality, non-competition or employment agreement that such person may have with the Company or any policy of the Company.

8.4 Non-Disparagement. The Participant agrees that he or she shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known or otherwise impact the Company’s business, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company, any member of its Controlled Group or their officers, directors and employees, or any person affiliated with the Company, or the reputations of any of its past or present shareholders, officers, directors, agents, representatives and employees unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company in advance of such subpoena or court order.

8.5 Effect of Breach of Obligations. If a Participant breaches in any material respect an obligation contained in this Article 8 and such breach is not cured, to the extent curable, in the Company’s good faith belief within ten (10) business days after Participant’s receipt of written notice on behalf of the Board, then:

(a) If the uncured breach occurs prior to the Participant’s Termination, his or her participation in this Plan shall terminate at the expiration of the aforementioned notice and cure period, and no amounts will be due under this Plan; or

(b) If the uncured breach occurs after the Participant’s Termination, no amounts will be due under this Plan and the Participant must repay any amounts paid under either Article 5 or Article 6 of this Plan, plus interest calculated at the prime rate of interest quoted in the Wall Street Journal, over the period beginning on the expiration of the aforementioned notice and cure period and ending on the date of repayment.

8.6 Recoupment. In addition to the recovery right described in Section 8.5, the Participant is subject to the Bob Evans Farms, Inc. Executive Recoupment Policy, as amended from time to time (the “Recoupment Policy”), and the provisions of the Recoupment Policy are incorporated herein for each of the Participants that are subject to this Plan. In the event of any conflict between this Plan and the terms of the Recoupment Policy, the terms of the Recoupment Policy shall control.

8.6 Enforceability. If any provision of this Plan is held to be illegal, invalid or unenforceable, then such provision shall be fully severable and this Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable. The Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article 8 shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

Article 9 – Administration of the Plan

9.1 Administrator. The administration of the Plan shall be under the supervision of the Administrator. The Administrator shall have the discretionary authority to make eligibility determinations, all necessary factual determinations and to construe terms under this Plan. The Administrator shall have the discretionary authority to delegate its authority to any committee or individual and to hire such accountants, counsel, actuaries, consultants or other experts it determines necessary for the administration of this Plan.

9.2 Reliance on Tables, Etc. In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Administrator.

9.3 Claims and Review Procedure.

(a) Claims Procedure. Any person who believes he or she is being denied any rights or benefits under the Plan may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within one hundred 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances are given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his or her claim.

(b) Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Administrator for the review of the denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific reference to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances are given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

9.4 Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any member of the Compensation Committee serving as the Administrator and any employee assisting the Administrator in connection with its duties (including any individual who formerly served as a member of the Compensation Committee or who assisted the Administrator), against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Compensation Committee) incurred by the Administrator or such employee in connection with the administration of this Plan, including but not limited to the application of the Claims and Reviews Procedures set forth herein.

9.5 Named Fiduciary. For purposes of ERISA, the named fiduciary of the Plan shall be the Company.

Article 10 – Duration, Amendment and Termination

10.1 Duration. This Plan shall remain in effect until terminated as provided in Section 10.2. Notwithstanding the foregoing, if a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until the later of (a) the date on which all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full or (b) 36 consecutive calendar months have elapsed after the Change in Control.

10.2 Amendment and Termination.

(a) The Plan, including but not limited to Exhibit A, may be terminated or amended in any respect by resolution adopted by the Compensation Committee unless a Change in Control has previously occurred. However, after the Compensation Committee has knowledge of a possible transaction or event that if consummated would constitute a Change in Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Compensation Committee has determined that all transactions or events that, if consummated, would constitute a Change in Control have been abandoned and will not be consummated, and, provided that, the Compensation Committee does not have knowledge of other transactions or events that, if consummated, would constitute a Change in Control. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants, and no Participant shall be removed from Plan participation.

(b) The Compensation Committee in its sole discretion may add or remove any CIC Participant (other than the Class A Participant) from participation in the Plan as a CIC Participant as of any date specified by the Compensation Committee, provided that no individual may be so removed from participation in the Plan as a CIC Participant in connection with or in anticipation of a Change in Control that actually occurs. At the time that the Compensation Committee adds or removes any CIC Participant from participation in the Plan as a CIC Participant, the Compensation Committee should also amend Exhibit A to the Plan. In the event of a conflict between the official record of proceedings of the Compensation Committee and the Plan and Exhibit A, the official record of proceedings of the Compensation Committee shall control.

Article 11 – Successors; Binding Agreement

11.1 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (each a “Successor” and collectively the “Successors”) to unconditionally assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the CIC Participants to payments and benefits in the same amount and on the same terms as the CIC Participants would be entitled hereunder if they had satisfied the requirements of Section 4.1, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

11.2 Binding Agreement. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article 12 – Miscellaneous

12.1 Elections and Notices. Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by the Company or shall be made in such other manner as permitted or required by the Company, including through electronic means, over the internet or otherwise. An election shall be deemed made when received by the Company (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form.

If not otherwise specified by this Plan or the Company, any notice or filing required or permitted to be given to the Company under the Plan shall be delivered to the principal office of the Company, directed to the attention of the General Counsel for the Company or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of the Company or, at the option of the Company, to the Participant’s e-mail address as shown on the records of the Company. It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of the Company. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

12.2 Governing Law; Validity. To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

12.3 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken thereunder shall be construed as giving any Participant the right to be retained in the employ of the Company.

12.4 Funding. Benefits are paid from the Company’s general assets.

12.5 Code Section 409A. The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall be interpreted either to be exempt from the provisions of Code Section 409A or, to the extent subject to Code Section 409A, comply with Code Section 409A and any regulations and other guidance thereunder. Notwithstanding anything to the contrary in Article 10, this Plan may be amended at any time, without the consent of any Participant, to avoid the application of Code Section 409A in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company based on matters covered by Code Section 409A, including the tax treatment of any award made under the Plan, and the Company shall not under any circumstances have any liability to any Participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code Section 409A.